Exhibit 99.1

Liberty Media Corporation Announces Closing of Repricing of MotoGP™ Debt Facilities

June 17, 2026

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (Nasdaq: FWONA, FWONK) announced today that MotoGP Sports Entertainment Group, S.L. (“MotoGP”) closed the repricing of its first lien Term Loan B, first lien Term Loan A and first lien revolving credit facility on June 17, 2026. MotoGP is a subsidiary of Liberty and is the exclusive commercial rights holder of the FIM MotoGP™ World Championship.

MotoGP repriced the previous €800 million Term Loan B with a maturity of August 18, 2032 with a new €720 million Term Loan B due August 18, 2032, the previous $231 million Term Loan A with a maturity of August 18, 2030 with a new $209 million Term Loan A with a maturity of August 18, 2030 and the previous €100 million multicurrency revolving credit facility with a maturity of August 18, 2030 with a new €100 million multicurrency revolving credit facility due August 18, 2030. The net reduction of approximately $114 million equivalent under the debt facilities was funded with cash from MotoGP’s balance sheet.

Based on MotoGP’s balance sheet as of March 31, 2026 and assuming exchange rates as of that date, pro forma for the repricing transactions, MotoGP has approximately $72 million of cash and liquid investments and principal amount of debt of $1,037 million. MotoGP’s net senior secured leverage ratio as of March 31, 2026 as defined in its credit facility and pro forma for the repricing transaction is 4.6x.

The current margin for the Term Loan B has been reduced from 2.50% to 2.25% (with a new range of 2.00% to 2.25% based on MotoGP’s consolidated net senior secured leverage ratio; the prior range was 2.25% to 2.75%) with a reference rate of EURIBOR. The current margin for the Term Loan A is unchanged at 1.50% (with a new range of 1.25% to 1.50% based on MotoGP’s consolidated net senior secured leverage ratio; the prior range was 1.50% to 2.00%) with a reference rate of Term SOFR. The current margin for the revolving credit facility is unchanged at 2.00% (with a new range of 1.50% to 2.00% based on MotoGP’s consolidated net senior secured leverage ratio; the prior range was 2.00 to 2.50%) with a reference rate of one of Term SOFR, SONIA or EURIBOR based on the currency of the applicable borrowing. The Term Loan B, the Term Loan A and the revolving credit facility remain non-recourse to Liberty.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: FWONA, FWONK) operates and owns interests in media, sports and entertainment businesses. The portfolio of assets includes Liberty Media’s subsidiaries Formula 1, MotoGP and other minority investments.

About MotoGP Sports Entertainment Group, S.L.

MotoGP Sports Entertainment Group, S.L (“MotoGP”) became the sole commercial and television rights holder of the FIM MotoGP™ World Championship in 1991 and is based in Madrid, with premises in Barcelona and a subsidiary in Rome. MotoGP holds exclusive rights to MotoGP feeder series Moto2™ and Moto3™, electric series MotoE™, the FIM Superbike World Championship and the FIM Women's Circuit Racing World Championship.

Source: Liberty Media Corporation

Source: MotoGP Sports Entertainment Group, S.L.

Liberty Media Corporation – Investor Contact

Hooper Stevens, +1 720-875-5406

MotoGP Sports Entertainment Group, S.L. – Media Contact

Michael Gibson, michaelgibson@motogp.com

Source: Liberty Media Corporation and MotoGP Sports Entertainment Group, S.L.